Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made this 6th day of September, 2012, by and between Carpenter Technology Corporation (“Employer”) and K. Douglas Ralph (“Executive”).

WHEREAS, Executive has been employed by Employer and currently serves Employer as its Chief Financial Officer.

WHEREAS, Executive wishes to retire from the Employer.

WHEREAS, Employer desires to retain Executive’s services through August 31, 2013, either as Chief Financial Officer or as a special advisor to the Chief Executive Officer to allow for a search for a new Chief Financial Officer and to provide for an orderly transition of the Executive’s duties and responsibilities.

WHEREAS, Executive is agreeable to remaining employed by Employer through August 31, 2013, whereupon Executive intends to retire from the Employer.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.                                      Cessation of Employment.  Executive and Employer have agreed to end their employment relationship effective August 31, 2013,  due to the retirement of the Executive, resulting in a “Separation from Service” as defined in Section 409A of the Internal Revenue Code.

2.                                      Continue Employment.  Executive and Employer agree that Executive will remain employed by the Employer through his retirement date, August 31, 2013, either in the capacity of its Chief Financial Officer or as a special advisor to its Chief Executive Officer.  Upon the appointment of a successor Chief Financial Officer, anticipated to occur on or around

January, 2013, Executive’s duties shall be fulfilled by serving in an advisory role to the Chief Executive Officer.  Upon Executive’s assumption of an advisory role to the Chief Executive Officer, Employer acknowledges that Executive’s duties and responsibilities shall be modified such that he will be deemed as satisfying his duties and responsibilities by being generally available to consult and advise the Chief Executive Officer on such special matters as may require Executive’s participation.  Employer agrees to provide compensation and benefits to Executive up through August 31, 2013 as set forth in this Section 2 unless (a) Executive’s employment is terminated by Employer for “Cause,” as defined under Executive’s Special Severance Agreement dated August 24, 2007 (“Cause”), or as a result of Executive violating the provisions of Section 5 of this Agreement; or (b) Executive’s employment should terminate before August 31, 2013 as a result of Executive’s death, disability or voluntary resignation.  Executive’s compensation and benefits, including adjustments, shall be as follows:

i)                 Executive will continue to receive his current base salary through August 31, 2013;

ii)              Executive will receive a full fiscal year 2013 earned cash bonus, without any discretionary adjustment, under Employer’s executive compensation program but will forfeit any cash or equity bonus of any kind that remains unvested after August 31, 2013, including any cash or equity bonus for fiscal year 2014 (i.e., there will be no pro-rata cash or equity bonus earned award for July and August of fiscal year 2014);

iii)           Employer will continue to allow Executive to participate in Employer’s medical and other employee benefit programs that Employer has established for its employees through August 31, 2013.  Such participation by Executive in Employer’s medical and other employee benefit programs shall be subject to: 1) the terms and conditions of such programs, 2) Employer’s right to amend and modify such programs, and 3) payment by Employee of any applicable co-payments and deductibles;

iv)          Executive, in addition to the compensation and benefits provided under this Agreement, will continue to be entitled to the rights and obligations set forth in the Special Severance Agreement between Employer and Executive dated August 24, 2007 in accordance with its terms and conditions until its expiration on August 24, 2013;

v)             Executive is eligible for and will be entitled to any benefits under Employer’s General Retirement Plan for Employees of Carpenter Technology Corporation in accordance with the terms and conditions of such plan, and the Employer’s Supplemental Retirement Plan for Executives of Carpenter Technology Corporation in accordance with the terms and conditions of such plan and the Supplemental Retirement Agreement between the Employer and Executive dated July 9, 2007;

vi)          Executive will, on June 30, 2013, to the extent that it is earned, become entitled to the 3 year Total Shareholder Return (“TSR”) equity that vests on June 30, 2013 but will forfeit all unearned 3 year Total Shareholder Return (TSR) equity that would have vested on June 30, 2014 and June 30, 2015;

vii)       Executive will become vested on January 19, 2013, in Restricted Stock Units (“RSUs”) granted in January 2010; become vested on June 30, 2013 in RSUs granted July 28, 2011; become vested on June 30, 2013 in one-half of the RSUs granted July 31, 2012 and become vested on August 17, 2013 in RSUs granted August 17, 2010, but will forfeit all unvested RSUs that would have vested on June 30, 2014; and

viii)    Executive will become vested in previously granted options that vest in July 2013,

but will forfeit all unvested options that would have vested in July 2014 and July 2015.

3.                                      Consideration.   Except as otherwise described in this Section 3, provided Executive remains employed by the Employer through August 31, 2013, and provided the Executive executes and delivers to the Employer, and does not revoke, the form of Release attached hereto as Exhibit A following the Executive’s last day of employment with the Employer and prior to September 21, 2013, all outstanding options granted to the Executive under the Employer’s Stock-Based Incentive Compensation Plan for Officers and Key Employees then held by the Executive and which are then exercisable and vested will continue to be exercisable over the original maximum term of the option without regard to the Executive’s termination of employment.  If Executive is terminated by Employer for reasons other than Cause or other than as a result of his violation of the provisions of Section 5 of this Agreement, Executive shall nevertheless be able to exercise vested options over the original maximum exercise term provided that he executes the form of Release attached hereto as Exhibit “A.”

4.                                      No Obligation.  Executive acknowledges and agrees and understands that the consideration described in Paragraph 3 above is not required by the Employer’s policies and procedures and exceeds any and all pay and benefits to which Executive already may have been entitled by contract or law and constitutes good, valuable and sufficient consideration for Executive’s covenants and agreements contained in this Agreement.

5.                                      Restrictive Covenants

(a)                                  Trade Secrets.  The Executive acknowledges that during his employment with the Employer he has had and will have access to Trade Secrets (as defined under the

Uniform Trade Secrets Act or other applicable law), which are the sole and exclusive property of the Employer.  Executive agrees that while Executive is an Executive of the Employer (or a subsidiary or affiliate of the Employer) and for the maximum period of time thereafter allowable under applicable law, except to the extent necessary to perform the Executive’s obligations under this Agreement, Executive shall not reproduce, use, distribute or disclose any Trade Secrets to any other person, including, without limitation, any competitors or potential competitors of the Employer.

(b)                                 Confidential Information.  The Executive acknowledges that he has had and will have access to Confidential Information (as defined herein).  Executive agrees to maintain the confidentiality of all Confidential Information while Executive is an employee of the Employer (or a subsidiary or affiliate of the Employer) and for a period of three (3) years thereafter.  For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Employer which does not rise to the level of a Trade Secret and which is or has been disclosed to the Executive or of which the Executive has become aware as a consequence of or through his employment relationship with the Employer (or such subsidiary or Affiliate) and which has value to the Employer (or such subsidiary or affiliate) and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure was effected by the Executive without authorization) or that has been independently developed and disclosed by others or that otherwise enters the public domain through lawful means.

(c)                                  No Solicitation.  While the Executive is an Executive of the Employer or a subsidiary or affiliate of the Employer) and until the latest of (i) three (3) years immediately following the termination of such employment or (ii) eighteen (18) months after the exercise of each stock option extended pursuant to Section 3 (the “Restricted Period”), Executive shall not, for himself or on behalf of or for the benefit of any other person, corporation or entity, seek to employ, solicit or recruit any employee of the Employer, or a subsidiary or affiliate of the Employer, or any of their respective franchisees or licensees for employment by any third party, or induce or encourage any such employee to terminate such employment, nor will Executive knowingly provide the name of any employee of the Employer, any such subsidiary, affiliate, franchisee or licensee for the purpose of solicitation or recruitment by any third party.

(d)                                 Non-competition.  During the Restricted Period the Executive agrees that he will not, on his own or together with other persons, either directly or indirectly, (i) own manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or have any financial interest in, any “Competing Business” (as defined below) or by any entity which would require by necessity use of Confidential Information; provided, however, that nothing herein shall prevent Executive from investing in the securities of any company listed on a national securities exchange provided that Executive’s involvement with any such company is solely that of a stockholder of 1% or less of any class of the outstanding securities thereof.  The term “Competing Business” as used herein will mean any business or enterprise that is engaged in the research, development, manufacture, sale, marketing or distribution of stainless steels, titanium alloys, specialty alloys, powder metals, tool steels or metal fabricated parts or components similar to or competitive with those manufactured by the Employer or any of its subsidiaries.

(e)                                  Remedies and Enforcement.  The Executive acknowledges and agrees that if he breaches any of the restrictive covenants contained in this Section (the “Covenants”), the Employer will suffer immediate and irreparable harm and injury for which the Employer will have no adequate remedy at law.  Accordingly, in any action or proceeding to enforce the Covenants, the Executive agrees not to assert the claim or defense that an adequate remedy at law exists.  Rather, if the Executive breaches any of the Covenants, the Employer shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunction, and specific performance.  The Employer will also have the right and remedy to require the Executive to account for and pay over to the employer all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as a result of such breach.  The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Employer.  In addition to the other remedies in this section to which the Employer may be entitled, all then outstanding options held by the Executive under the Employer’s Stock-Based Incentive Compensation Plan for Officers and Key Employees shall immediately be forfeited and no longer exercisable. the Executive will return to the employer any stock received pursuant to the exercise of any such option (or the proceeds thereof) and the Executive does hereby irrevocably constitute and appoint the Secretary of the employer as attorney in fact, coupled with an interest, to transfer the said stock on the books of the Corporation with full power of substitution in the premises and the Executive will execute any and all additional documents or consents necessary to effectuate the return of such shares..   If the Executive breaches the Covenants in any respect, the Restricted Period will be extended for a period equal to the period that the Executive was in breach.  If a court determines that the Covenants (or any portion thereof) are unenforceable because of their duration, scope or otherwise, it is the intention of the parties that such court then modify the Covenants to the minimum extent necessary and, in their modified form, for the Covenants to then be enforceable.  Moreover if any court holds the Covenants (or any portion thereof) unenforceable by reason of their duration or scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the right of the employer to the relief provided above in the courts of any other jurisdiction within the scope of such Covenants.

6.                                      Agreement is Voluntary.  Executive acknowledges that he has carefully read and fully understands the terms of this Agreement; that he has been given a reasonable opportunity to discuss this Agreement with an attorney or advisor of his choice; that he has relied upon no representation of any representative of Employer in signing this Agreement; and that he is entering this Agreement knowingly, voluntarily and of his own free will.

7.                                      Choice of Law.  This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to conflict of laws. In addition, any lawsuit pertaining to this Agreement shall be brought only in a court of competent jurisdiction in the Commonwealth of Pennsylvania and both Employer and Executive consent to the assertion of personal jurisdiction by any such court.

8.                                      Severability.  The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective, and the reviewing body is authorized to amend relevant provisions of the Agreement to carry out the intent of the parties to the extent legally permissible.

9.                                      Compensation Adjustment.  In the event that Employer has not secured a successor Chief Financial Officer by March 1, 2013 and Executive is asked by Employer to assume both roles of Chief Financial Officer and special advisor to the Chief Executive Officer, Employer agrees to renegotiate the terms of the remaining compensation to be paid to Executive.

10.                               Headings.  The headings in this Agreement are for convenience only and shall in no way constrict or modify any term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year above written.

Carpenter Technology Corporation

By:	/s/ William A. Wulfsohn	/s/ K. Douglas Ralph
K. Douglas Ralph
Executive
Title:	President and Chief Executive Officer

EXHIBIT A

RELEASE

1.                                                                                      The undersigned, after having had a reasonable opportunity to review the Transition Agreement entered into by and between the undersigned and Carpenter Technology Corporation (the “Employer”) on September     , 2013 (the “Agreement”) and to consult with an advisor or attorney of his choice, for himself and all of his heirs, executors, administrators and assigns, waives, releases, remises and forever discharges the Employer and all of its respective officers, directors, executives, agents and representatives and all those charged or chargeable with liability on behalf of Employer of and from any and all suits, claims, demands, rights, actions and causes of action of whatsoever kind or nature, known and unknown, direct or indirect, that the undersigned ever had, now has or could claim to have against Employer, including, but not limited to, any and all matters arising out of his employment and/or separation from employment with Employer including, but not limited to claims for wrongful discharge, breach of contract, estoppel, impairment of economic opportunity, interference with contractual relations, infliction of emotional harm, negligence, breach of the covenant of good faith or any other tort claims, benefits, reimbursement, wages, vacation or other leave time, unfair labor practices, discrimination on the basis of age, race, color, religion, gender, marital status, national origin and mental or physical disability or handicap including but not limited to all rights or claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e-1 et seq., the Americans with Disabilities Act, 42 U.S.C. §12101 et.seq., as well as any other claim arising under any other federal, state or local statute, ordinance, regulation or common law that Executive now has or ever had against Employer from the beginning of time to the date of this release, with the exception of any benefits owed to the Executive under the Employer’s benefit plans and rights of indemnification Executive may be entitled to under the Employer’s by-laws..

2.                                                                                      Advise of Counsel.  Executive hereby acknowledges and agrees that Release and the termination of Executive’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Paragraph 1 hereof shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges that Executive is hereby advised by Employer to consult with an attorney in regard to this matter.  Executive further acknowledges that Executive has been given twenty-one (21) days from his last day of employment with the Employer to consider whether to sign it.  If Executive has signed this Release before the end of this twenty-one (21) day period, it is because Executive freely chose to do so after carefully considering its terms.  Finally, Executive shall have seven (7) days from the date Executive signs this Release to revoke the Release.  To revoke, Executive must ensure that written notice is delivered to [insert name], [insert address], by the end of the seventh calendar day after Executive signs this Release.  If Executive does not revoke this Release within seven (7) days of signing, this Release will become final and binding on the day following such seven (7) day period.

3.                                                                                      Covenant Not to Sue.  Executive promises and covenants that he will not hereafter sue or assert any claims against Employer which relate in any way to the claims released in this Release.

4.                                                                                      Consequences of Breach.  Should Executive breach any term of this Release, all stock options which have been extended in accordance with the Agreement shall immediately be forfeited and no longer exercisable.

K. Douglas Ralph